Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2021

Shareholders, Clients and Team Members:

I am pleased to report on your Company’s continued successes in 2021. Those successes include reporting year-to-date income before taxes of approximately $13.1 million, return on average tangible equity of 17.03% and return on average assets of 1.39%.  As compared to the same period last year, tangible common equity increased $6.9 million (8.6%), assets increased $91.7 million (9.4%) and deposits increased $89.4 million (10.7%).  In addition, the Board of Directors declared a $0.20 per share dividend, a 25.0% increase as compared to the third quarter of 2020.

The Company’s 2021 financial performance was significantly enhanced as a result of fees received from the Paycheck Protection Program.  Starting in the second quarter of this year, the Company began to build its traditional loan balances, while continuing to focus on residential mortgage production.  These successes will be significant factors for the Company to continue to increase its core earnings.  The continued long-term growth and success of your Company has been and will continue to be our ability to attract and retain the best and brightest team members.  We are very excited about those that have chosen to be part of our team.  Their passion, expertise, and desire to serve others enables your Company to take advantage of growth opportunities in our current markets and beyond.

While economies, interest rates and the regulatory environment are ever changing, we believe it is our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities that remain the most important component for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Nine months ended September 30, 2021	Nine months ended September 30, 2020
	(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$29,386	$29,410
Interest expense	2,394	5,302
Net interest income	26,992	24,108
Provision for loan losses	300	4,450
Net interest income after provision for loan losses	26,692	19,658
Non-interest income	14,230	22,099
Non-interest expenses	27,859	27,099
Income before income taxes	13,063	14,658
Provision for income taxes	2,200	2,652
Net income	$10,863	$12,006

Average common shares outstanding (basic)	3,277,919	3,270,705

PER COMMON SHARE
Net income	$3.31	$3.67
Book value	$35.46	$33.44
Tangible book value (non-GAAP)*	$26.56	$24.49
Closing price	$29.95	$21.50

FINANCIAL RATIOS
Return on average assets	1.39%	1.66%
Return on average tangible equity (non-GAAP)*	17.03%	22.16%
Net interest margin, tax equivalent (non-GAAP)*	3.84%	3.72%
Efficiency ratio (non-GAAP)*	66.68%	58.10%
Loans (including held for sale) to deposits	63.58%	85.70%

PERIOD END BALANCES

	As of September 30, 2021	As of December 31, 2020
Assets	$1,070,248	$978,532
Loans, gross	$589,925	$634,103
Deposits	$927,812	$838,378
Shareholders' equity	$116,144	$111,599

Common shares outstanding	3,275,430	3,271,984

* Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include tangible book value, return on average tangible equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying table. Management, as well as regulators, financial analysts and other investors may use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total shareholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

United Bancshares, Inc.

and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

Shareholders' Equity to Tangible Equity	September 30, 2021	September 30, 2020
Shareholders' equity	$116,144	$109,409
Less goodwill and other intangibles	29,151	29,296
Tangible common equity	$86,993	$80,113
Average Shareholders' equity	$114,244	$101,598
Less average goodwill and other intangibles	29,199	29,347
Average tangible common equity	$85,045	$72,251

Tangible Book Value Per Common Share
Tangible common equity (a)	$86,993	$80,113
Total common shares issued and outstanding (b)	3,275,430	3,271,651
Tangible book value per common share (a)/(b)	$26.56	$24.49

Return on Average Tangible Equity
Net income, annualized (c)	$14,484	$16,008
Average tangible common equity (d)	$85,045	$72,251
Return on average tangible common equity (c/d)	17.03%	22.16%

Net Interest Margin, Tax-Equivalent
Net interest income, annualized	$35,989	$32,144
Tax-equivalent adjustment, annualized	745	579
Tax-equivalent net interest income, annualized (e)	$36,734	$32,723
Average earning assets (f)	$957,815	$880,496
Net interest margin, tax-equivalent (e)/(f)	3.84%	3.72%

Efficiency Ratio, Tax-Equivalent
Non-interest expense, annualized (g)	$37,145	$36,132
Tax-equivalent net interest income, annualized	36,734	32,723
Non-interest income, annualized	18,973	29,465
Total revenue, annualized (h)	$55,707	$62,188
Efficiency ratio (g)/(h)	66.68%	58.10%

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry H. Edward Rigel	David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth Dr. Jane M. Wood Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

103 E. Perry St.

Paulding, OH 45879

419-567-1075

132 E. Front St.

Pemberville, OH 43450

419-287-3211

2660 US Hwy 224, Ste. 3

Plymouth, OH 44865

419-659-2141

468 Polaris Parkway

Westerville, OH 43082

614-269-4402